Exhibit 99.1
Pro Forma Statement of Income (Unaudited)
Year Ended December 31, 2005

			Pro Forma
(In Millions of Dollars Except Per Share Data)	As Reported	Dispositions	Results of Operations

Net sales	$4,039.2	$(420.4)	$3,618.8
Royalties and other revenues	3.5	(0.1)	3.4

Total revenues	4,042.7	(420.5)	3,622.2

Cost of sales	3,048.9	(352.3)	2,696.6
Selling and administrative expenses	367.7	(19.3)	348.4
Research, testing and development expenses	204.8	(5.8)	199.0
Amortization of intangible assets	25.2	(1.7)	23.5
Restructuring and impairment charges	22.2	(6.4)	15.8

Total costs and expenses	3,668.8	(385.5)	3,283.3

Other (expense) income – net	(2.0)	3.6	1.6
Interest income	8.1	–	8.1
Interest expense	(105.1)	–	(105.1)

Income from continuing operations before income taxes	274.9	(31.4)	243.5
Provision for income taxes	93.6	(11.6)	82.0

Income from continuing operations	$181.3	$(19.8)	$161.5

Basic earnings from continuing operations per share	$2.67	$(0.29)	$2.38

Diluted earnings from continuing operations per share	$2.63	$(0.28)	$2.35